EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-224555 on Form S-8 of our report dated June 27, 2023, relating to the financial statements of nVent Management Company Retirement Savings and Investment Plan appearing in this Annual Report on Form 11-K for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
June 27, 2023